UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class P Common Stock	KMI	NYSE
1.500% Senior Notes due 2022	KMI 22	NYSE
2.250% Senior Notes due 2027	KMI 27A	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

New Revolving Credit Facility

On August 20, 2021 (the “Closing Date”), Kinder Morgan, Inc. (the “Company”), as borrower, entered into a new Revolving Credit Agreement (the “New Credit Facility”) with the lenders listed on the signature pages to such agreement and Barclays Bank PLC, as administrative agent (“Barclays”). The New Credit Facility provides for up to $3.5 billion in borrowings from time to time by the Company, which can be increased by up to $1.0 billion if certain conditions are met, and will mature five years following the Closing Date. Borrowings under the New Credit Facility may be used for working capital and other general corporate purposes.

Interest on the New Credit Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.000% to 1.750% per annum based on the Company’s credit rating or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) an adjusted LIBOR for a Eurodollar Loan with a one-month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.100% to 0.750% per annum based on the Company’s credit rating. The New Credit Facility also includes customary provisions to provide for replacement of LIBOR with an alternative benchmark rate when LIBOR ceases to be available.

Certain subsidiaries of the Company are guarantors of the Company’s obligations under the New Credit Facility pursuant to a guaranty agreement executed in connection with the New Credit Facility.

The New Credit Facility contains financial and various other covenants that apply to the Company and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (as defined in the New Credit Facility) of 5.50 to 1.00, for any four-fiscal-quarter period. Other negative covenants include restrictions on the Company’s and certain of its subsidiaries’ ability to incur debt, grant liens, make fundamental changes or engage in certain transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends, distributions or making or prepayments of loans to the Company or any guarantor. The New Credit Facility also restricts the Company’s ability to make certain restricted payments if an event of default (as defined in the New Credit Facility) has occurred and is continuing or would occur and be continuing.

The New Credit Facility contains customary events of default (in some cases, subject to grace periods), including, among others, (a) non-payment; (b) non-compliance with covenants; (c) payment default under, or acceleration events affecting, certain other indebtedness of the Company or certain of its subsidiaries; (d) bankruptcy or insolvency events involving the Company or certain of its subsidiaries and (e) a change in control of the Company.

If an event of default under the New Credit Facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of the Company’s outstanding obligations under the New Credit Facility.

Affiliates of certain of the lenders under the New Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may receive in the future, customary fees and commissions.

Amendment to Existing Revolving Credit Facility

On August 20, 2021, the Company, as borrower, entered into a first amendment (the “Amendment”) to its existing Revolving Credit Agreement with the lenders listed on the signature pages to such agreement and Barclays, as administrative agent, dated as of November 16, 2018 (as amended prior to the Amendment, the “Existing Credit Facility”). The Amendment provides for certain amendments to the Existing Credit Facility to, among other things, reduce the Existing Credit Facility’s borrowing capacity to $500.0 million, terminate the letter of credit commitments and the swing line capacity thereunder, and include customary provisions to provide for replacement of LIBOR with an alternative benchmark rate when LIBOR ceases to be available.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)            The exhibits set forth below are included with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Revolving Credit Agreement, dated August 20, 2021 among Kinder Morgan, Inc., as borrower, Barclays Bank PLC, as administrative agent, and the lenders and issuing banks party thereto.

10.2	First Amendment to Revolving Credit Agreement, dated August 20, 2021 among Kinder Morgan, Inc., as borrower, Barclays Bank PLC, as administrative agent, and the lenders and issuing banks party thereto.

104	Cover Page Interactive Data File pursuant to Rule 406 of Regulation S-T formatted in iXBRL (Inline Extensible Business Reporting Language).

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: August 25, 2021	By:	/s/ David P. Michels
David P. Michels
Vice President and Chief Financial Officer